Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos.  333-87014, 333-94739, 333-91781, 333-91785, 333-91787, 333-104712, 333-91791, 333-46630, 333-33878, 333-127273, 333-147401, 333-150633, 333-180923, 333-195454 and 333-213170 on Form S-8 of our reports dated March 2, 2017, relating to (1) the consolidated financial statements as of and for the years ended January 1, 2017 and January 3, 2016 of Teledyne Technologies Incorporated and subsidiaries (the “Company”), (2) the financial statement schedule as of and for the years ended January 1, 2017 and January 3, 2016 of the Company, and (3) the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Teledyne Technologies Incorporated for the year ended January 1, 2017.

/s/ Deloitte & Touche LLP
Los Angeles, California
March 2, 2017